MassRoots Enters into Definitive Agreement to Acquire Whaxy in Cash and Stock Deal

December 15, 2016 (Denver, CO) -- MassRoots, Inc. (OTCQB:MSRT), one of the leading technology platforms for the cannabis industry, is pleased to report it has entered into a definitive agreement to acquire DDDigtal Inc. d.b.a. “Whaxy” & Cannabuild for $100,000 cash and 2,926,830 million shares of MassRoots’ common stock. Since launching in May 2016, Whaxy’s menu management and online ordering platform for licensed cannabis businesses has processed over $5 million in volume across 40,000 unique transactions. The acquisition is subject to customary closing conditions.

“This acquisition, when completed, will expand MassRoots’ offerings to include a full suite of dispensary software solutions – online ordering, marketing, and real-time inventory management— for cannabis businesses,” stated Isaac Dietrich, MassRoots CEO. “Zach Marburger is a brilliant strategist whom we’ve known for years and Whaxy’s CTO Micah Davidson engineered one of the best technology platforms on the market with a lean budget. We could not be more excited to welcome them to the MassRoots team. Over the next few months, our main focus will be increasing the number of dispensaries utilizing the MassRoots/Whaxy platform.”

“We could not be more excited to be joining forces with MassRoots, enabling Whaxy’s system to scale its transaction volume, provide new capabilities to our customers, and add more enterprise value far more rapidly than we would have on our own,” stated Zach Marburger, Whaxy founder and CEO. "MassRoots comes to the table with hundreds of thousands of end-cannabis consumer relationships, hundreds of dispensary clients, a world-class development team, and one of the largest shareholder bases in the industry. The synergies between our two companies are strong and together, we’re building a cannabis technology powerhouse."

Whaxy’s platform seamlessly integrates with nearly every major point-of-sale system used dispensaries and will seamlessly connect to the MassRoots network, allowing for live pricing, online ordering, and product feedback. Over the last six months, Whaxy has been used by some of the leading businesses in the industry, including Harborside, GreenHouse, Cresco Labs, and more.

MassRoots management will be hosting a shareholder call today, Thursday December 15, 2016 at 4:15 pm EST. In order to participate in the conference call, please dial (toll free) (877) 407-8293. Please use conference pass code 13651523. For international callers, please dial (201) 689-8349.

About MassRoots

MassRoots is one of the largest technology platforms for the regulated cannabis industry. The company’s mobile apps enables consumers to provide community-driven reviews of cannabis strains and products, enabling consumers to make educated cannabis purchasing decisions. MassRoots is proud to be affiliated with the leading businesses and organizations in the cannabis industry, including the ArcView Group and National Cannabis Industry Association. For more information, please visit MassRoots.com/Investors.

Forward-looking Statements
Certain matters discussed in this announcement contain statements, estimates and projections about the growth of MassRoots' business, potential partnerships, new features, and related business strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Factors or events that could cause our actual results to differ may emerge from time to time. MassRoots undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements.